For Immediate Release	CONTACT: Mark L. Mestayer, CFO
Phone: 225.293.9440

Piccadilly Announces
New Initiatives, New Director, and Quarterly Earnings

Baton Rouge, LA, May 11, 2001--Piccadilly Cafeterias, Inc. (NYSE:PIC) announced today its third quarter results, the election of James A. Perkins as Director, as well as the recent undertaking by the Company of a comprehensive internal and market-driven evaluation and strategic initiative. The Company is working towards developing a "concept evolution" focused on broadening the appeal of the Company's cafeterias while continuing to provide all Piccadilly customers with a first class dining experience at a reasonable cost.

The following information is contained in this press release:

  Evaluation and Strategic Planning Initiatives
  Expansion and Reorganization of the Leadership Team
  Organizational Strengths Going Forward
  New Director Elected
  Financial Results for the Third Quarter
  Comments from the Chairman and CEO

Evaluation and Strategic Planning Initiatives

The Company has recently initiated a comprehensive evaluation of its organizational structure, management, operations, and facilities. The Company also expanded its marketing research to better understand customer needs and preferences and to help the Company provide the best quality and value in the marketplace.

The Company's initial focus has been to evaluate its internal management structure to determine whether measures could be taken to improve cafeteria-level performance and management accountability. To that end, the Company has made significant changes to its management and organizational structure. However, the process is continuing. Information from the evaluation will form the basis for a strategic planning process led by Mr. LaBorde and Azam Malik, the newly appointed President and Chief Operating Officer. Operations and facility issues will be addressed in the strategic planning process. The Company anticipates concluding the strategic planning process in the fall of 2001, at which time it expects to begin implementing the new plan.

Expansion and Reorganization of the Leadership Team

The Company is creating a strong, dynamic leadership team. As previously announced, the Company appointed Mr. Malik the new President and Chief Operating Officer in March 2001. Since his appointment, the organizational structure has been re-aligned with Marketing, Human Resources, Training and Development and the newly instituted Purchasing, Research and Development and Operations Services departments reporting to Mr. Malik. Mr. Malik, along with Finance, Real Estate, and Information Services report to Mr. LaBorde. A national search for a marketing executive is underway.

The Company is also configuring its operations into 10 regions, each region under the leadership of a regional manager to better coordinate resources, programs, and innovations throughout the Company. The regional managers, together with cafeteria managers, will be responsible for meeting performance objectives set forth in the strategic business plan. The Company was previously organized into 19 operating districts led by a district manager. The district manager positions have been eliminated and 10 of the current district managers have been promoted to regional managers.

Organizational Strengths Going Forward

The Company has exceptional strength at the cafeteria level. Cafeteria managers have an average of 18 years of experience, associate managers have 12 years of experience, and hourly employees average over five years with the Company. These individuals are committed to delivering high quality freshly prepared food and providing the best guest experience on a daily basis.

Mr. Malik stated, "The Company has a significant customer base. It serves over 68 million meals to its customers each year. You just have to visit a Piccadilly cafeteria to know that Piccadilly's reputation for quality food is well deserved. Our chefs prepare our menu daily from the freshest and best quality ingredients available using over 1,200 Piccadilly recipes. Our kitchens use the same fresh, quality ingredients that you would purchase to cook meals in your own home."

Mr. Malik further stated that, "The dining-out market is dynamic, substantial and growing. In 2000 the industry posted its ninth consecutive year of sales growth with 46% of adults dining outside of their home on a daily basis. We intend to increase our share of the market through strategic direction and implementation."

New Director Elected

The Company also announced today that its Board of Directors has been expanded to nine members and that James A. Perkins has been elected to the Company's Board. Mr. Perkins, age 57, is presently an investor and consultant. He recently retired from a 25-year career with Federal Express Corporation having served most recently as Senior Vice President and Chief Personnel Officer. In that position Mr. Perkins was responsible for all strategic personnel aspects for a worldwide workforce of over 147,000 employees operating in 211 countries. Mr. LaBorde stated, "Mr. Perkins is the recipient of numerous professional awards and is widely recognized as a leader in the human resource profession. We are indeed honored and fortunate that Mr. Perkins will become a member of our Board of Directors."

Financial Results for the Third Quarter

Earnings
For its third quarter ended March 31, 2001, the Company reported a net loss of $(27.0) million, or $(2.57) per share, compared with net income of $0.9 million, or $0.08 per share, for the third quarter of the prior year. For the nine months ended March 31, 2001, the Company reported a net loss of $(29.6) million, or $(2.81) per share, compared with net income of $0.7 million, or $0.07 per share for the comparable nine-month period in the prior year. Significant accounting charges for impairment of property, plant and equipment, goodwill, and deferred tax assets were recorded in the third quarter. These charges are discussed below.

Net Sales
Net sales for the third quarter were $103.4 million, down 6.1% from net sales of $110.0 million in the third quarter of the prior year. The following factors had an impact on the decline in net sales:

  Same store net sales declined 3.4% period to period with an 8.4% decline in same-store customer traffic being partially offset by a 5.0% increase in check average per customer.
  The Company closed 13 cafeterias since December 31, 1999. Six cafeterias were closed because the lease could not be renewed on acceptable terms and seven cafeterias closed at or before the termination of the lease because the Company decided not to continue operating at those locations.
  The quarter had one less calendar day in February than last year.

Operating Margins
For the third quarter, the Company's net operating income (net sales less cost of sales and other operating expenses) as a percent of net sales was 5.5%, as compared to 6.3% for the same quarter last year. The Company's cost of sales as a percent of net sales declined 1.9% during the third quarter, as compared to the third quarter last year, due to labor savings realized from the Company's outsourcing program. Other operating expenses as a percent of sales increased by 2.7% period to period principally because higher fuel prices resulted in increased utility costs and the fixed portion of other expenses expressed as a percent of sales increased as sales decreased.

Accounting Charges
Following the Company's accounting policy for impairment of long-lived assets and in accordance with SFAS 121, the book value of a cafeteria is deemed impaired if a forecast of future cash flows for the projected useful life of the cafeteria is less than the cafeteria's recorded book value. The Company has reviewed each of its cafeteria locations and based on the revised estimates of future cash flows from these cafeterias, the Company recorded charges of $9.9 million for impairment of property, plant, and equipment at March 31, 2001, including $7.1 million related to cafeterias acquired in the purchase of Morrison Restaurants, Inc. in 1998.

The Company recorded goodwill in connection with the acquisition of Morrison Restaurants, Inc. If an acquired cafeteria is determined to be impaired or is closed, the Company records an impairment charge for the cafeteria's pro-rata share of remaining goodwill. Based on the Company's assessments of the acquired cafeterias, the Company recorded an impairment charge of $4.7 million to reduce goodwill in the third quarter.

Tax Valuation Allowance
The Company has recorded an income tax provision of $9.2 million in the third quarter to establish a valuation allowance against the Company's deferred tax assets at March 31, 2001. In accordance with SFAS 109, the Company has considered that it has a cumulative pre-tax loss for recent years and has revised its judgment about the realization of deferred tax assets. The valuation allowance reflects the Company's judgment that it is more likely than not that a portion of the deferred tax assets will not be realized. The Company believes that the remaining deferred tax assets at March 31, 2001 amounting to $13.8 million are realizable.

Extraordinary Charge
The Company previously announced that on March 30, 2001, the Company completed a sale of 12 properties and immediately entered into long-term leases to operate cafeterias at those 12 locations. The net proceeds from the sale of the properties were used to repurchase $20.5 million of the Company's long-term debt. Pursuant to the repurchase of long-term debt, the Company recorded an extraordinary charge of $2.5 million, primarily for the pro-rata portion of unamortized financing costs related to the debt that was repurchased. The sale-leaseback transaction and repurchase of notes will decrease interest and depreciation expense and increase rent expense, the net effect of which is to increase income before taxes by $1.5 million on an annualized basis.

Fourth Quarter Charges
In May 2001, the Company initiated the management reorganization plan discussed previously. That plan eliminates 25 management positions, the majority of which are district-level. During the quarter ending June 30, 2001, the Company expects to record charges of approximately $1.5 million primarily for employee severance costs in connection with the management reorganization plan. The Company expects that beginning in fiscal 2002, the management reorganization plan will save the Company approximately $1.9 million annually in general and administrative costs.

The Company is making further evaluations of 13 cafeterias for which the current operating cash flows are not sufficient to contribute to the cafeterias' lease-related costs. The Company may make decisions in the fourth quarter to close some or all of these cafeterias. Accordingly, the Company will record charges in the fourth quarter, primarily for lease-related costs, for any cafeterias slated to close.

Compliance with the Senior Credit Facility
The Senior Credit Facility requires the Company to maintain a minimum level of tangible net worth. As a direct result of the $9.9 million accounting charge for impairments of property, plant, and equipment, the Company's tangible net worth declined and the Company is not in compliance with that provision of the loan agreement.

The Company has discussed with representatives of the credit facility's agent bank a proposed amendment to the credit facility that would accommodate not only the third quarter charges, but also additional charges that the Company expects to record during the fourth quarter. The agent bank representatives have indicated a willingness to present this proposal to the agent bank and the other lender in the lending group. Assuming the banks accept this proposal, the Company intends to have the amendment to its credit facility completed within a month.

Comments from the Chairman and Chief Executive Officer
Mr. LaBorde stated, "While our recent sales trends and operating results have been disappointing, we have successful cafeterias throughout our operating region. Generally, the poor or under-performing cafeterias are in mall locations and have relatively short lease lives remaining. Our recent performance coupled with the fact that approximately half of our chain is located in malls has influenced the assessment of our portfolio of cafeterias. That assessment led to the non-cash impairment charges recorded in the third quarter. Many of those cafeterias for which an impairment charge was recorded have opportunities to improve. We are committed to the vigorous pursuit of those opportunities.

Mr. LaBorde further stated, "Piccadilly has been consistently serving high quality food at affordable prices for over 57 years. We are initiating a comprehensive strategic planning process so that we can continue to be a market leader in our industry. We recognize the need to evaluate and change our business strategies and practices to seize the opportunities in our markets. We are committed to this change process. Our goals are to achieve an expanded market share, achieve a competitive cost structure, and improve financial performance.

"We have been through multiple business cycles in our 57-year history. We believe that, although the coming year will be a challenging one of change, the Company will emerge as a stronger, more competitive organization."

Piccadilly is the largest cafeteria company in the U.S. with 230 cafeterias in 16 Southeastern and Mid-Atlantic states with approximately $425 million in annual revenues. Information about the Company is available at www.piccadilly.com.

Certain statements contained in this press release may be forward-looking statements. These forward-looking statements and all other statements are subject to a number of risks and uncertainties, and actual results may differ materially than those forecasted. Certain factors, which could affect the accuracy of statements in this press release, are identified in the public filings made by Piccadilly Cafeterias, Inc. with the Securities and Exchange Commission.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
Piccadilly Cafeterias, Inc.
(Amounts in thousands -- except per share data)
	Three Months Ended March 31		Nine Months Ended March 31

	2001	2000	2001	2000

Net sales	$ 103,353	$110,022	$324,110	$ 340,516
Cost and expenses:
Cost of sales	58,393	64,233	188,990	201,426
Other operating expense	39,253	38,843	120,684	121,785
Provision for cafeteria impairments and closings	9,866	---	10,406	---
Amortization and write-off of goodwill	4,775	113	5,301	294
General and administrative expense	3,318	3,479	10,718	11,227
Interest expense	3,155	2,005	7,553	5,064
Other expense (income)	(80)	(101)	(524)	(624)

	118,680	108,572	343,128	339,172

Income (Loss) Before Income Taxes and Extraordinary Charge	(15,327)	1,450	(19,018)	1,344
Provision for income taxes	9,243	578	8,072	609

Income (Loss) Before Extraordinary Charge	(24,570)	872	(27,090)	735

Extraordinary charge - loss on early retirement of debt	2,467	---	2,467	---

Net Income (Loss)	$ (27,037)	$ 872	$(29,557)	$ 735

Weighted average number of shares outstanding	10,506	10,502	10,504	10,503

Net income (loss) per share before extraordinary charge -- basic and assuming dilution	$ (2.34)	$ .08	$ (2.58)	$ .07

Extraordinary charge per share-- basic and assuming dilution	$ (.23)	$ ---	$ (.23)	$ ---

Net income (loss) per share -- basic and assuming dilution	$ (2.57)	$ .08	$ (2.81)	$ .07

Cash dividends per share	$ ---	$ ---	$ ---	$ .24

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

Piccadilly Cafeterias, Inc.
(Amounts in thousands except share data)
Balances at	March 31	June 30
	2001	2000

ASSETS
Current Assets
Cash and cash equivalents	$ 4,384	$ ---
Accounts and notes receivable	919	919
Inventories	12,440	12,741
Deferred income taxes, net of valuation allowance	4,289	12,744
Other current assets	2,047	679

Total Current Assets	24,079	27,083
Property, Plant and Equipment	264,783	306,737
Less allowances for depreciation	142,181	142,860

Net Property, Plant and Equipment	122,602	163,877
Goodwill, net of $976,000 and $532,000 accumulated amortization at March 31, 2001 and at June 30, 2000, respectively	4,551	11,944
Deferred Financing Costs, net	6,278	1,180
Other Assets	8,807	10,086

Total Assets	$ 166,317	$ 214,170

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$ ---	$ 68,391
Accounts payable	10,593	12,461
Other accrued expenses	30,663	30,137

Total Current Liabilities	41,256	110,989

Notes Payable, net of $5,805,000 unamortized discount at March 31, 2001	55,195	---
Deferred Gain on Sale-Leaseback	1,258	---
Deferred Income Taxes	4,289	4,672
Reserve for Obligations Relating to Closed Cafeterias	5,706	10,101
Accrued Employee Benefits, less current portion	8,889	9,127

Shareholders' Equity	49,724	79,281

Total Liabilities and Shareholders' Equity	$ 166,317	$ 214,170